Exhibit 99.2

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2006, (1) on an actual basis and (2) as adjusted to reflect the effects of the sale of 20,700,000 shares of our common stock at an offering price of $22.44 per share. You should read this table together with “Use of Proceeds” and “Interim Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the prospectus supplement dated January 11, 2007 and our financial statements and notes thereto for the quarter ended December 31, 2006 filed as an exhibit to this filing.

All amounts in thousands, except per share data

	As of December 31, 2006
	Actual	As Adjusted for January 2007 Offering (1)
Cash and cash equivalents	$347,913	$705,775
Total assets	$2,646,074	$3,003,936
Borrowings under senior credit facility	$926,434	$841,366	(3)
Common stock, par value $0.001 per share; 400,000 shares authorized, 82,351 shares issued and outstanding, 103,051 shares issued and outstanding, as adjusted, respectively	$82	$103
Capital in excess of par value	$1,221,873	$1,664,782
Distributable earnings (2)	$125,143	$125,143
Total stockholders’ equity	$1,347,098	$1,790,028
Total capitalization	$2,273,532	$2,631,394

(1)	Includes the underwriters’ exercised over-allotment option of 2,700,000 shares.
(2)	Includes cumulative net investment income or loss, cumulative amounts of gains and losses realized from investment and foreign currency transactions and net unrealized appreciation or depreciation of investments and foreign currencies, and distributions paid to stockholders other than tax return of capital distributions. Distributable earnings is not intended to represent amounts we may or will distribute to our stockholders.
(3)	We used a part of the net proceeds from the offering to repay a portion of the borrowings outstanding under our senior credit facility.